EXHIBIT 99.4


                        PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT, dated December ___, 1995, is made by SNYDER OIL CORPORATION, a Delaware corporation ("Purchaser") and BARALONCO EXPLORATION, INC., a Delaware corporation ("Seller").


                                 ARTICLE I

                            BASIS OF AGREEMENT

     Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain oil and gas properties and related assets on the terms and conditions set forth in this Agreement. This Agreement contemplates a taxable sale of assets by the Seller, in exchange for cash and shares of common stock of the Purchaser. Therefore, for and in consideration of the agreements set forth herein, Purchaser and Seller agree to the provisions hereof.


                                ARTICLE II

                                DEFINITIONS

     Capitalized terms used herein shall have the meanings ascribed to them in this Article II unless the terms are defined elsewhere in this Agreement:

Adjusted Purchase Price:As defined in Section 3.02.

Affiliate of Seller:As defined in Section 11.04.

Assignments:      As defined in Section 3.05.

Claims:           As defined in Section 9.01.

Closing:          As defined in Section 3.03.

Closing Date:     As defined in Section 3.03.

Code:             The Internal Revenue Code of 1986, as amended.

Control:          As defined in Section 11.04.

DOI:              DelMar Operating, Inc., a Delaware corporation.

Effective Date:   As defined in Section 3.05.

Exchange Act:     The Securities Exchange Act of 1934, as amended.

Excluded Asset:   Any of the excluded assets described in Section 3.08.

Indemnified Party:As defined in Section 9.03.

Indemnitor:       As defined in Section 9.03.

Information Blackout:
                  As defined in Section 4.05.

Preference Property:
                  As defined in Section 5.02.

Preference Right: As defined in Section 3.06

Properties:       As defined in Section 3.01.

Purchase Price:   As defined in Section 3.02.

Purchaser Group:  As defined in Section 9.02.

Purchaser Stock:  As defined in Section 3.02.

Registrable Stock:As defined in Section 4.02.

Registration Expenses:As defined in Section 4.03.

Reports:          As defined in Section 6.06.

SEC:              The Securities and Exchange Commission.

Securities Act:   The Securities Act of 1933, as amended.

Seller Group:     As defined in Section 9.01.

Transaction Blackout:As defined in Section 4.05.


                                ARTICLE III

                             PURCHASE AND SALE

     3.01 Properties. Seller agrees to sell and Purchaser agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following assets, except to the extent any such asset constitutes an Excluded Asset:

          (a) All right, title and interest of Seller in and to the oil, gas and/or mineral leases described in Exhibit A hereto, insofar as the leases cover the areas described on Exhibit A;

          (b) All rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders relating to the properties described in Subsection 3.01(a) above, to the extent, and only to the extent, those rights, titles and interests are attributable to the properties described in Subsection 3.01(a) above;

          (c) All rights, titles and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in Subsections 3.01(a) and 3.01(b) above (including, without limitation, any agreements relating to escrowed plugging and abandonment funds, plus any and all rights of Seller under such agreements to receive escrowed funds, as of the Effective Date), to the extent, and only to the extent, those rights, titles and interests are attributable to the properties described in Subsections 3.01(a) and 3.01(b) above; and

          (d) All rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all production platforms, wells, wellhead equipment, pipelines, and other equipment) located on the properties described in Subsections 3.01(a) and 3.01(b) above and used in connection with the exploration, development, operation or maintenance thereof.

     The properties and interests described in Subsections 3.01(a) - 3.01(d), except to the extent constituting an Excluded Asset, are herein collectively called the "Properties".

     3.02 Purchase Price. The Purchase Price for the Properties shall be $11,704,000, payable, as specified in Section 3.04, $1,000 in cash and the remainder in shares of the Common Stock, par value $.01 per share, of Purchaser (the "Purchaser Stock"), subject to adjustment as provided in
Section 3.06.  "Adjusted Purchase Price" means the Purchase Price minus
$1,000.

     3.03 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall be held on a date agreed upon by the parties that shall be as soon as the appropriate documentation can be prepared, agreed to by the parties, and finalized, and all appropriate consents and rulings are obtained (such date referred to herein as the "Closing Date") and shall be held at the offices of Purchaser, 777 Main Street, #2500, Fort Worth, Texas.


     3.04 Delivery of the Purchase Price.  Purchaser shall deliver to Seller
(a) a check in the amount of $1,000 and (b) a certificate, registered in the name of Seller, representing that number of shares of Purchaser Stock equal to the quotient obtained by dividing (i) the Adjusted Purchase Price by (ii) the closing price of Purchaser Stock on the New York Stock Exchange on September 29, 1995, (which was $12.125 per share). If application of the formula would result in the issuance of a fractional share, the quotient shall be rounded up to the nearest whole share. The Purchase Price, as adjusted pursuant to Section 3.06(c)(i), shall be delivered by Purchaser to Seller at the Closing, and the Purchaser Stock so delivered shall bear the legend specified in Section 4.01.

     3.05 Delivery of the Properties. At the Closing Seller shall (a) execute, acknowledge and deliver to Purchaser Assignments of the Properties (the "Assignments"), in the form attached hereto as Exhibit B, each Assignment covering one of the leases described in Exhibit A hereto, and each being effective as to runs of oil and deliveries of gas as of 12:01 o'clock a.m., Central Time on July 1, 1995 (the "Effective Date"); and (b) to the extent requested by Purchaser, execute and deliver to Purchaser (i) letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties, and (ii) an affidavit or other certification that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Code (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder). At the Closing, Purchaser shall execute, acknowledge, and deliver to Seller one original of each of the Assignments to evidence Purchaser's acceptance of such Assignments subject to the terms and provisions thereof.

     3.06 Accounting Adjustments.

          (a)  Adjustments shall be made between Purchaser and Seller so that
(i) all expenses (including, without limitation, all drilling costs, all capital expenditures, all contributions to fund plugging and abandonment obligations, and all overhead charges under applicable operating agreements, and all other overhead charges actually charged by third parties) which are incurred in the operation of the Properties after the Effective Date, as adjusted by the results of any joint interest audit relating to any of the Properties, will be borne by Purchaser, (ii) all expenses which are incurred in the operation of the Properties before the Effective Date, as adjusted by the results of any joint interest audit relating to any of the Properties, will be borne by Seller, (iii) all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals produced therefrom before the Effective Date, as adjusted by the results of any joint interest audit relating to any of the Properties, will be received by Seller, (iv) the Purchase Price is reduced to reflect any amounts received by Seller from holders of Preference Rights as set forth in Article V below ("Preference Right" means any right or agreement that enables or may enable any third party to purchase or acquire any of the Properties or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any of the Properties or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement), and (v) the Purchase Price is adjusted to compensate for any gas production imbalances affecting the Properties.

          (b) In making the adjustments described in Subsection 3.06(a) above: (i) oil which was produced from the Properties and which was, on the Effective Date, stored in tanks located on the Properties (or located elsewhere but used to store oil produced from the Properties prior to delivery to oil purchasers) and above pipeline connections shall be deemed to have been produced before the Effective Date (it is recognized that such tanks may not have been gauged on the Effective Date for the purposes of this Agreement and that determination of the volume of such oil in storage may be based on the best available data, which may include estimates), and (ii) ad valorem taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), and (iii) no consideration shall be given to the local, state or federal income tax liabilities of any party.

          (c) (i) At or before the third business day prior to the Closing, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Subsections 3.06(a) and 3.06(b) above. If the amount of adjustments so determined which would result in a credit to Purchaser exceeds the amount of adjustments so determined which would result in a credit to Seller, Purchaser shall receive a credit for the amount of such excess, against the Purchase Price to be paid at the Closing, and, if the converse is true, Purchaser shall pay to Seller, at the Closing (in addition to amounts otherwise then owed), the amount of such excess, which shall be payable, together with the rest of the Purchase Price, in the manner set forth in Sections 3.02 and 3.04. (ii) On or before 180 days after the Closing, Purchaser and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Subsections 3.06(a) and 3.06(b) above, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at the Closing, or to correct errors made in such adjustments) should be made beyond those made at the Closing, and shall make any such adjustments by appropriate payments from Seller to Purchaser or from Purchaser to Seller. Following the additional adjustments, no further adjustments shall be made under this Section 3.06.
Any adjustment payments made after the Closing shall be payable in cash.

     3.07 Seller's Letter of Credit. Immediately after the Closing, Purchaser shall, at Purchaser's expense, cause DOI to commence actions required to cause Planet Indemnity Company to release to Seller Standby Letter of Credit No. 4251-800906H1 MP, in the amount of $984,000, dated August 16, 1994, issued by Credit Suisse at the request of Seller for the benefit of Planet Indemnity Company, DOI's surety, and to pursue those actions with diligence until the release is accomplished.

     3.08 Excluded Assets. Seller reserves and expressly excepts from the transaction contemplated in this Agreement the following assets:

          (a) all of Seller's right, title, and interest in the Columbia Bankruptcy, in which, on July 31, 1991, Columbia Gas Transmission Corporation filed a petition for reorganization in Case No. 91-804 in the United States Bankruptcy Court for the District of Delaware, under Chapter 11 of Title 11 of the United States Code, rejecting the gas purchase contracts under which Seller sold gas produced from one or more of the Properties, and in which a proof of claim was timely filed on behalf of Seller;

          (b) all of Seller's operating rights in certain portions of Main Pass 248 and 249, as described in more detail on Exhibit C;

          (c) all of the right, title, and interest of Seller in High Island 207, as described in more detail on Exhibit D;

          (d) any claim to the following distributions relating to the Properties, which have been made after the Effective Date:

               (i) Seller's share of payment by Viosca Knoll Gathering Company for certain gas pipelines and facilities, which was distributed on or about August 24, 1995;

               (ii) Seller's portion of May 1995 distribution ($406,000), paid in July 1995; and

               (iii) Seller's portion of June 1995 distribution ($351,000), paid in August 1995; and

          (e) all of Seller's right, title, and interest in any of the Properties that is subject to a Preference Right, to the extent the holder of the Preference Right exercises such right prior to the Closing Date, as discussed in Article V.

     The assets listed in Subsections 3.08(a) through 3.08(e) above are referred to herein as the "Excluded Assets."

     3.09 Legal Opinion. Purchaser shall provide to Seller at Closing an opinion of Purchaser's counsel in a form reasonably acceptable to Seller to the effect that the Purchaser Stock to be delivered to Seller pursuant hereto has been duly authorized by all necessary corporate action on the part of Purchaser, and, when issued and delivered by Purchaser pursuant to this Agreement against payment of the consideration therefor set forth herein, such Purchaser Stock will be validly issued, fully paid and non-assessable.

     3.10 DOI Consent; Environmental Statement. At the Closing, Purchaser shall cause its subsidiary, DOI, to provide to Seller, in a form reasonably acceptable to Seller (a) a written consent to the assignments of the Properties that are being made from Seller to Purchaser pursuant to this Agreement and (b) a statement listing any and all claims for pollution and/or environmental damage of any kind and any fines or penalties assessed on account of such damage, caused by, arising out of, or in any way incidental to the ownership or operation of the Properties that had been asserted before the Effective Date; provided that such statement shall be made to the best knowledge and belief of DOI.


                                ARTICLE IV

                            REGISTRATION RIGHTS

     4.01 Transfer of Purchaser Stock. Unless a registration statement is effective with respect thereto, the shares of Purchaser Stock delivered to Seller pursuant to Article III will not have been registered under the Securities Act. Purchaser shall cause to be placed upon certificates for shares of Purchaser Stock issued pursuant to Article III (other than shares which are at the time the subject of an effective registration statement under the Securities Act) a legend applicable to the disposition of those shares, provided that forthwith upon any disposition pursuant to the registration statement filed under this Article IV or otherwise, Purchaser shall substitute therefor, at its expense, new certificates not bearing that legend. The legend shall read substantially as follows:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 and such shares cannot be sold or transferred unless they are so registered or an exemption from registration is then available."

     4.02 Registration. Promptly after the Closing, Purchaser shall file a registration statement with the SEC and use its reasonable best efforts to effect the registration under the Securities Act, of the sales by Seller of the Purchaser Stock issued pursuant to Article III (the "Registrable Stock").

     4.03 Registration Expenses. Purchaser shall be responsible for the payment of all Registration Expenses (as defined below) in connection with the registration pursuant to this Article IV. With respect to that registration Seller shall bear its own legal costs and any underwriting commissions or discounts charged to the Seller.

     "Registration Expenses," means all expenses incident to Purchaser's performance of or compliance with the registration requirements set forth in this Article IV including, without limitation, the following: (i) the fees, disbursements and expenses of Purchaser's counsel(s) (United States and foreign) and accountants in connection with any such registration; (ii) all costs and expenses in connection with the preparation, printing and filing of the registration statement, each prospectus, and all amendments and supplements thereto; (iii) the costs incurred in connection with the qualification of the securities under the laws of various jurisdictions (including fees and disbursements of counsel); (iv) the cost of furnishing to the Seller copies of any such Registration statement, each preliminary prospectus, the final prospectus and each amendment and supplement thereof; and (v) all fees and expenses incurred in listing the Registrable Stock on any stock exchange and any transfer agent or registrar fees.

     4.04 Registration Procedures. After the Closing, Purchaser will as promptly as is practicable, but in no event later than 30 days after Closing:

          (a) prepare, file and use its reasonable best efforts to cause to become effective a registration statement on Form S-3 or such other form as Purchaser reasonably selects under the Securities Act or update by amendment or supplement a previously filed registration statement regarding the Registrable Stock to be offered;

          (b) prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep the registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock until the earlier of such time as all Registrable Stock has been disposed of in accordance with the intended methods of disposition by Seller set forth in the registration statement or until the earlier of three years after the registration statement becomes effective or such earlier date upon which the Registrable Stock may be sold under Rule 144(k) under the Securities Act;

          (c) furnish to Seller the number of conformed copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits), the number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in each case the number to be in conformity with the requirements of the Securities Act, those documents incorporated by reference in the registration statement or prospectus, and such other documents as Seller may reasonably request;

          (d) use its reasonable best efforts to register or qualify all Registrable Stock covered by the registration statement under securities or blue sky laws of other jurisdictions, and to list the Registrable Stock on any stock exchange, as Seller shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable Seller to consummate the disposition in those jurisdictions of its Registrable Stock covered by the registration statement, except that Purchaser shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction; and

          (e) immediately notify Seller at any time when a prospectus relating to a registration pursuant to Article IV hereof is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of Seller prepare and furnish to Seller and any underwriter of the Registrable Stock a reasonable number of copies of a supplement to or an amendment of the prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Registrable Stock, the prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Purchaser may require that Seller furnish such information regarding Seller and the distribution of such securities as Purchaser may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection with any registration.

     4.05 Blackout Periods. Upon written notice from Purchaser to Seller that either:

          (a) Purchaser has determined to engage in a financing and has been advised in writing (with a copy to Seller) by a recognized independent investment banking firm selected by the Board of Directors of Purchaser that, in that firm's opinion, Purchaser's sale of Registrable Stock pursuant to the registration statement would adversely affect Purchaser's own immediately planned financing (a "Transaction Blackout"); or

          (b) the general counsel of Purchaser determines in good faith in writing (with a copy to Seller) that Seller's sale of Registrable Stock pursuant to the registration statement would require disclosure of material information which Purchaser has a bona fide business purpose for preserving as confidential as a result of a pending merger, consolidation, acquisition, disposition or other material development involving Purchaser (an "Information Blackout");

Seller shall suspend sales of Registrable Stock pursuant to such registration statement until the earlier of (X)(i) in the case of a Transaction Blackout, the earliest of (A) three months after the completion of the financing, (B) the termination of any "blackout" period required by the underwriters to be applicable to Purchaser, if any, in connection with the financing, (C) abandonment of such financing and (D) 135 days after the date of Purchaser's written notice of a Transaction Blackout, or (ii) in the case of an Information Blackout, the earlier of (A) the date upon which the material information is disclosed to the public or ceases to be material or (B) 135 days after receipt of notice by Seller requesting the registration, and (Y) such time as Purchaser notifies Seller that sales pursuant to such registration statement may be resumed.

     4.06 Preparation; Reasonable Investigation. In connection with the preparation and filing of the registration statement registering Registrable Stock under the Securities Act, Purchaser shall give Seller and its counsel reasonable and customary access to its books and records and opportunities to discuss the business of Purchaser with its officers and the independent public accountants who have audited its financial statements.

     4.07 Indemnification and Contribution.

          (a) Purchaser hereby indemnifies and agrees to hold harmless Seller, its directors and officers, and each person, if any, who controls Seller within the meaning of the Securities Act against any losses, claims, damages, liabilities and expenses, joint or several, to which that person may be subject under the Securities Act or otherwise, insofar as those losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which the Purchaser Shares are registered under the Securities Act, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or
(ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Purchaser shall reimburse each such person for any legal or any other expenses reasonably incurred by that person in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that Purchaser shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished by the indemnified person to Purchaser. This indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Purchaser or any director, officer or controlling person and shall survive the transfer of the registered securities by Seller.

          (b) Seller hereby indemnifies and agrees to hold harmless (in the same manner and to the same extent as set forth in Subsection 4.07(a)) each director of Purchaser, each officer of Purchaser who shall sign the registration statement, and each person, if any, who controls Purchaser within the meaning of the Securities Act, with respect to any statement in or omission from the registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, if the statement or omission was made in reliance upon and in conformity with written information furnished by it to Purchaser. This indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Purchaser or any director, officer or controlling person and shall survive the transfer of the registered securities by Seller.

          (c) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for as set forth in this Section 4.07 is for any reason held to be unenforceable by the indemnified parties, although applicable in accordance with its terms, Purchaser and Seller shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by Purchaser and Seller, as incurred, as between Purchaser on the one hand and Seller on the other, in such proportion as is appropriate to reflect the relative fault of Purchaser on the one hand and of Seller on the other in connection with the statements or omissions which result in the losses, liabilities, claims, damages or expenses, as well as any other relative equitable considerations. The relative fault of Purchaser on the one hand and of Seller on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state material fact relates to information supplied by Purchaser or by Seller.


                                 ARTICLE V

                             PREFERENCE RIGHTS

     5.01 Compliance. To Seller's knowledge, all agreements containing a Preference Right are set forth in Schedule 5.01 (except such agreements with respect to which all Preference Rights applicable to the sale contemplated by this Agreement have been complied with or waived). Prior to the Closing Date, Seller shall initiate all procedures required to comply with or obtain the waiver of all Preference Rights set forth in Schedule 5.01 with respect to the transactions contemplated by this Agreement.

     5.02 Effect of Preference Rights. Any of the Properties or a portion thereof that is required to be offered to a third party by virtue of a Preference Right is referred to herein as a "Preference Property." If a third party who has been offered a Preference Property pursuant to Section 5.01 elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller and Purchaser receive written notice of such election prior to the Closing Date, such Preference Property will be eliminated from the Properties, and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property under this Agreement. If a Preference Right affects only a portion of a Property and a portion of the Purchase Price has not been allocated specifically to such portion of such Property in Exhibit A, then the portion of the Purchase Price to be allocated to such Preference Property shall be further allocated among the portions of such Property in the proportion that the portion of such Property affected by such Preference Right bears to the entire Property. If a third party who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to
Section 5.01 does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date, such Preference Property shall be conveyed to Purchaser at Closing subject to such Preference Right. If a third party elects to purchase a Preference Property subject to a Preference Right and Closing has already occurred with respect to such Preference Property, Purchaser shall be obligated to convey said Preference Property to such third party and shall be entitled to the consideration for the sale of such Preference Property.


                                ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Except as disclosed in the Exhibits and Schedules attached to this Agreement or as otherwise disclosed in this Agreement, Purchaser hereby represents and warrants to Seller that:

     6.01 Organization, Existence and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and lease the assets it currently owns and leases, to carry on its business as such business is currently conducted and to own and/or lease the Properties when acquired. Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the Properties to be acquired by it make such qualification necessary. Purchaser (a) is qualified to own federal and/or state oil, gas and mineral leases in all jurisdictions where any of the Properties are located and (b) has complied with, will comply with and/or is exempt from all necessary governmental bonding requirements arising from its ownership of the Properties.

     6.02 Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Purchaser, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action on the part of Purchaser and (except for approvals by the U.S. Department of the Interior or the applicable state agencies or authorities in connection with the assignment of interests in any federal or state leases) do not require the consent or approval of any governmental or other regulatory body and (b) do not violate any provision of any federal or state law or regulation or any judgment, order or decree of any federal or state court or governmental agency applicable to or binding on Purchaser. This Agreement and the Assignments to be delivered at the Closing constitute the valid and binding obligations of Purchaser enforceable in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other laws relating to or affecting generally creditors' rights, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) by the power of a court to deny enforcement of remedies generally based upon public policy.

     6.03 Purchaser Stock. The Purchaser Stock to be delivered to Seller pursuant hereto is in due and proper form, has been duly authorized by all necessary corporate action on the part of Purchaser, and, when issued and delivered by Purchaser pursuant to this Agreement against payment of the consideration therefor set forth herein, such Purchaser Stock will be validly issued, fully paid and non-assessable and approved for listing on the New York Stock Exchange upon notice of issuance.

     6.04 Litigation. There are no litigation, arbitration proceedings or governmental proceedings pending, instituted or, to the knowledge of Purchaser, threatened against Purchaser or its subsidiaries which, if adversely determined, might delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

     6.05 No Distribution. Purchaser is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Purchaser was advised by its counsel and such other persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Properties, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto. Purchaser is not acquiring any interests in the Properties in connection with a distribution thereof in violation of the Securities Act and the rules and regulations thereunder or any applicable state blue sky laws.

     6.06 Disclosure. As of their respective dates, neither of its Annual Report on Form 10-K for the fiscal year ended December 31, 1994, nor any other document filed subsequent to December 31, 1994, under Section 13, 14 or 15(d) of the Exchange Act, each in the form (including exhibits) filed with the SEC (collectively, "Reports") contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference in its Reports fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into its Reports fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles. Purchaser has no material obligations or liabilities (contingent or otherwise) that are required to be disclosed in the Reports and which are not disclosed in the Reports.

     6.07 Adverse Change. There has been no material adverse change in the assets, liabilities, financial or business condition of the Purchaser and its subsidiaries, taken as a whole, since the date of the most recent Form 10Q filed with the SEC.

     6.08 Brokerage Fees and Commissions. Neither Purchaser nor any affiliate of Purchaser has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

                                ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as disclosed in this Agreement, including the Exhibits and Schedules attached to this Agreement, Seller hereby represents and warrants to Purchaser that:

     7.01 Authority.     Seller has all requisite corporate power to execute
and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action on the part of Seller and (except for approvals by the U.S. Department of the Interior or the applicable state agencies or authorities in connection with the assignment of interests in any federal or state leases) do not require the consent or approval of any governmental or other regulatory body and (b) do not violate any provision of any federal or state law or regulation or any judgment, order or decree of any federal or state court or governmental agency applicable to or binding on Seller. This Agreement and the Assignments to be delivered at the Closing constitute the valid and binding obligation of Seller, enforceable in accordance with their terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or other laws relating to or affecting generally creditors' rights,
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

     7.02 Litigation. Except as listed on Schedule 7.02, there are no pending suits, actions, or other proceedings to which Seller is a party which affect the Properties (including, without limitation, any actions challenging or pertaining to Seller's title to any of the Properties), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to the best knowledge and belief of Seller.

     7.03 Brokerage Fees and Commissions. Neither Seller nor any affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Purchaser shall incur any liability.


                               ARTICLE VIII

                           CONDITIONS TO CLOSING

     8.01 Conditions to the Obligations of Each Party. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

          (a) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any governmental entity and any actions by Purchaser or Seller in relation thereto necessary to effect the transactions contemplated by this Agreement shall have occurred, been filed or been obtained; and

          (b) no judgment, injunction, order or decree of any court, arbitrator or governmental entity shall restrain or prohibit the consummation of the Closing.

     8.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject, at the option of Purchaser, to the satisfaction of the following further conditions:

          (a) Each of the representations and warranties of Seller in this Agreement shall be true and correct in all respects material to the transactions contemplated by this Agreement as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date.

          (b) Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

          (c) Purchaser shall have received at the Closing a certificate to the effect of (a) and (b) above, dated the Closing Date and duly executed on behalf of Seller.

     8.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject, at the option of Seller, to the satisfaction of the following further conditions:

          (a) The representations and warranties of Purchaser in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date.

          (b) Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

          (c) Seller shall have received at the Closing a certificate to the effect of (a) and (b) above, dated the Closing Date and duly executed on behalf of Purchaser.

          (d) All authorizations, consents, or approvals of any individual, corporation, or other legal entity necessary for Seller to effect the transactions contemplated by this Agreement without having any further obligations or liabilities under any and all of the agreements or contracts relating to any of the Properties shall have been obtained.


                                ARTICLE IX

                              INDEMNIFICATION

     9.01 Purchaser's Indemnities. From and after the Closing, Purchaser shall assume liability for and fully protect, indemnify and defend Seller and its affiliates, as well as the directors, officers, agents and employees of each (collectively, "Seller Group") and hold them harmless from any and all expenses, claims, losses, damages, demands, suits and liabilities including attorneys' fees and costs of litigation of every kind (collectively, "Claims"), including without limitation those relating to injury to or death of persons, compliance with express and implied terms of any agreements to which the Properties may be subject and damage to or loss of property, (a) arising out of or connected directly or indirectly with ownership or operation of the Properties, accruing on or after the Effective Date, REGARDLESS OF THE CAUSE OR OF THE NEGLIGENT ACT OR OMISSION OR STRICT LIABILITY OF SELLER, ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES, (b) resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Purchaser hereunder, and/or (c) resulting from any draw that is made against Seller's letter of credit described in Section 3.07 above after Closing and prior to the release of such letter of credit and which creates a reimbursement obligation against Seller. Notwithstanding any provision contained in this Agreement to the contrary, Purchaser shall assume liability for and fully protect, indemnify, defend and hold Seller Group harmless against any and all costs and liabilities relating to the plugging and abandonment of any and all wells and platforms on the Properties. Purchaser shall assume liability for and fully protect, indemnify, defend and hold Seller Group harmless against any and all Claims for pollution and/or environmental damage of any kind and any fines or penalties assessed on account of such damage, caused by, arising out of, or in any way incidental to ownership or operation of the Properties if asserted on or subsequent to the Effective Date, EVEN IF ARISING FROM EVENTS OCCURRING OR CONDITIONS EXISTING PRIOR TO THE EFFECTIVE DATE AND REGARDLESS OF WHETHER OR NOT ARISING FROM, INCIDENTAL TO OR THE RESULT OF SELLER'S NEGLIGENCE OR FAULT IMPOSED BY LAW (WHETHER COMMON OR STATUTORY), RULE OR REGULATION OR STRICT LIABILITY OF SELLER, ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES. Purchaser shall further assume liability for and fully protect, indemnify, defend and hold Seller Group harmless against any and all costs and liabilities arising from the failure of any party to an Exploration and Development Agreement, Operating Agreement or other agreement relating to any of the Properties to consent to the assignment of Seller's interests in such Properties to Purchaser, but only to the extent that such Exploration and Development Agreement, Operating Agreement or other agreement provides that Seller shall have continuing obligations thereunder absent such consent.

     9.02 Seller's Indemnities. From and after the Closing, Seller shall fully protect, indemnify and defend Purchaser and its affiliates, as well as the directors, officers, agents and employees of each (collectively, "Purchaser Group") and hold them harmless from any and all Claims, including without limitation those relating to injury to or death of persons, compliance with express and implied terms of any agreements to which the Properties may be subject and damage to or loss of property, (a) arising out of or connected directly or indirectly with ownership or operation of the Properties, accruing before the Effective Date, REGARDLESS OF THE CAUSE OR OF THE NEGLIGENT ACT OR OMISSION OR STRICT LIABILITY OF PURCHASER, ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES and/or (b) resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Seller hereunder. Seller shall fully protect, indemnify, defend and hold Purchaser Group harmless against any and all Claims for pollution and/or environmental damage of any kind, any fines or penalties assessed on account of such damage, caused by, arising out of, or in any way incidental to ownership or operation of the Properties if asserted prior to the Effective Date, REGARDLESS OF WHETHER OR NOT ARISING FROM, INCIDENTAL TO OR THE RESULT OF PURCHASER'S NEGLIGENCE OR FAULT IMPOSED BY LAW (WHETHER COMMON OR STATUTORY), RULE OR REGULATION OR STRICT LIABILITY OF PURCHASER, ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES.

     9.03 Third Party Claims. If a claim by a third party is made against a party indemnified under this Agreement (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto, such Indemnified Party shall promptly notify Purchaser or Seller, as the case may be (the "Indemnitor"), of such claims. The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at Indemnitor's cost and expense, (a) has undertaken the defense of such claim and has assumed full responsibility for all liabilities subject to indemnification hereunder with respect to such claim, (b) is reasonably contesting such claim in good faith, by appropriate proceedings, and (c) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If, within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor's cost and expense, to undertake the defense thereof and assume full responsibility for all liabilities subject to indemnification hereunder with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.


                                 ARTICLE X

                 CONDITION OF THE PROPERTIES; LIMITATIONS

     10.01 Disclaimer of Warranties. PURCHASER UNDERSTANDS AND AGREES THAT THE PROPERTIES ARE SOLD "AS IS" AND "WHERE IS", WITH ALL FAULTS AND DEFECTS, WITHOUT RECOURSE BY PURCHASER, ITS SUCCESSORS AND/OR ASSIGNS, AGAINST SELLER AND WITHOUT COVENANT, REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY; AND WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING CLAUSE, SELLER EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND (b) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY. PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY WITH RESPECT TO THE CONDITION OF THE PROPERTIES, WHETHER OR NOT CAUSED BY SELLER'S NEGLIGENCE, AND WAIVES ITS RIGHT TO RECOVER FROM SELLER ANY DAMAGES, CLAIMS, FINES, PENALTIES OR EXPENSES, THAT MAY IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTIES, WHETHER NOW KNOWN OR UNKNOWN.

     10.02 Texas Deceptive Trade Practices Act Waiver. PURCHASER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE PROPERTIES FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE
IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX., BUS. & COM. CODE Sec.
17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

                         WAIVER OF CONSUMER RIGHTS

     PURCHASER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF PURCHASER'S OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

     10.03. Waiver of Certain Remedies. NEITHER PARTY TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER PARTY HERETO OR TO ANY BENEFICIARY OF ANY INDEMNITY CONTAINED IN THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES.


                                ARTICLE XI

                               MISCELLANEOUS

     11.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by a party at the address set forth below the name of that party on the signature page hereof or at such subsequent address as is provided by one party to the other in writing.

     11.02 Exclusive Agreement. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof (written or oral) and is intended as a complete and exclusive statement of the terms of the agreement between the parties.

     11.03 Choice of Law; Amendments; Headings. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THIS AGREEMENT MAY NOT BE CHANGED OR AMENDED ORALLY. THE HEADINGS CONTAINED IN THIS AGREEMENT ARE FOR REFERENCE PURPOSES ONLY AND SHALL NOT AFFECT IN ANY WAY THE MEANING OR INTERPRETATION OF THIS AGREEMENT.

     11.04 Assignments and Third Parties. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party, except that (a) Purchaser may assign any or all its rights hereunder to any subsidiary of Purchaser, provided that no assignment by Purchaser (whether before or after the Closing in whole or in part) shall release Purchaser from any obligation under this Agreement, and (b) Seller and its successors and assigns may assign any or all rights and obligations hereunder to any Affiliate of Seller (as defined below) to which Seller or any such successor or assignee of Seller also transfers, assigns, or sells by liquidation or otherwise some or all of the Purchaser Stock acquired by Seller under this Agreement. For these purposes, the term "Affiliate of Seller" means any entity currently existing or to be formed that Controls, or is Controlled by, Seller or is under Control of the entity or entities that at the Closing Control(s) Seller. The term "Control" means the power to determine, direct, or decide matters relating to an entity, whether by direct or indirect ownership of voting securities, contractual arrangement, or otherwise. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Except as specified in Articles IV and IX, which are intended to benefit and to be enforceable by any of the Indemnified Parties, nothing in this Agreement shall entitle any person other than the parties hereto, or their successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     11.05 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute but one and the same agreement.

     11.06 Good Faith. The obligation to act in good faith is an integral term of this Agreement and each party hereto covenants to the other that it will in good faith carry out each and all terms, provisions and conditions of this Agreement applicable to or binding on such party. The parties hereto agree that the exercise of any option, right or privilege as provided for in this Agreement or as permitted by applicable regulations or statutes or other agreement(s) between the parties regardless of the effect, economic or otherwise, on the other party or parties is deemed, for purposes of this Agreement, as "acting in good faith".

     11.07 Expenses. Purchaser shall be responsible for (a) any sales taxes which may become due and owing by reason of the sale of the Properties hereunder, (b) all transfer, stamp, documentary and similar taxes imposed on the parties hereto with respect to the property transfer contemplated pursuant to this Agreement and (c) all recording fees relating to the filing of instruments transferring title to Purchaser from Seller. Seller shall be responsible for all income taxes incurred by or imposed on Seller with respect to the transactions contemplated hereby. Except as otherwise expressly provided in this Agreement, all other costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorney's fees and accountant fees, shall be borne by the party incurring same.

     11.08 Attorneys' Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the nonprevailing party.

     11.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     11.10 Survival. The representations, warranties, covenants, and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive Closing.

     11.11 No Recordation. Without limiting any party's right to file suit to enforce its rights under this Agreement, Purchaser and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

     11.12 Notice of Redemptions. To help ensure that any foreign assignee of Seller does not inadvertently become subject to taxation under the Foreign Investment in Real Property Tax Act based on its ownership of Purchaser Stock, Purchaser agrees to use its best efforts to provide Seller or its direct or indirect assignee (the party holding the Purchaser Stock transferred pursuant hereto) with advance notice of any non pro rata redemption of Purchaser Stock that would cause Seller to own more than 5% of all issued and outstanding Purchaser Stock. Purchaser shall use its best efforts to provide such notice at the time such redemption is announced publicly or filed with the SEC.

     11.13 Public Announcements. Each party agrees not to issue any press release or make any other public announcement relating to this Agreement or the transactions described in this Agreement, or to permit any agent or affiliate of it to issue any such press release or make any such announcement, without the prior written consent of the other party, except where such release or statement is deemed in good faith by the releasing party to be required by law or any national securities exchange, in which case the releasing party will provide a copy to the other party at least three full business days prior to any release or statement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


SNYDER OIL CORPORATION          BARALONCO EXPLORATION, INC.


By:                             By:

Title:                          Title:

Address:                        Address: